GENTEK INC. DIRECTORS’ DEFERRED COMPENSATION PROGRAM

          This GenTek Inc. Directors’ Deferred Compensation Program is hereby established on August 27, 2007 and is part of and subject to the terms of the Company’s Amended and Restated 2003 Management and Directors Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Program. This Program is intended to comply with all applicable laws, including Internal Revenue Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.

ARTICLE I

DEFINITIONS

1.1.	“Change of Control” means an event that is a Change of Control under the Plan and that qualifies as a “change in control event” under Treasury Regulation Section 1.409A -3(i)(5).

1.2.	“Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries.

1.3.	“Disability” means that the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. For purposes of this Program, a Director shall be deemed to have a Disability if determined to be totally disabled by the Social Security Administration.

1.4.	“Program” means this GenTek Inc. Directors’ Deferred Compensation Program.

1.5.	“Separation from Service” means a termination of service with the Company as a Director, as determined by the Board in accordance with Treasury Regulation Section 1.409A-1(h).

1.6.	“Stock Account” means the account created by the Company pursuant to Article III of this Program.

1.7.	“Stock Award” means the portion of a Director’s annual retainer payable in Restricted Stock for serving as a member of the Board. The ratio between the cash portion of the annual retainer and the Stock portion of the annual retainer for purposes of the Program shall not be changed unless such change is made in the Year prior to the Year in which the change becomes effective.

1.8.	“Year” means calendar year.

ARTICLE II

ELECTION TO DEFER

2.1.	A Director may elect, on or before December 31 of any Year, to defer payment of all or a specified part of the Stock Award granted during the Year following such election and succeeding Years (until the Director ceases to be a Director or changes his or her election pursuant to section 2.3 herein). Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, no later than thirty days following the date the Director’s term begins to defer payment of all or a specified part of such Stock Award earned during the remainder of such Year and for succeeding Years. For the initial Year of the Program, each Director may make an election to defer the Director’s November 2007 Stock Award; provided, that the election is made prior to November 1, 2007.

2.2.	A Director shall elect to participate in the Program and select the amount of deferral and the manner of payment by submitting a letter in the form attached hereto as Appendix A to the Vice President of Human Resources of the Company.

2.3.	The election shall continue from Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1.	The Company shall maintain separate unfunded accounts for the Stock Awards deferred by each Director.

3.2.	Each Year the Company shall credit, on the date of grant of the Restricted Stock to which the deferral election made hereunder relates, the Stock Account of each Director with the number of shares of Stock which is equal to the deferred portion of any Stock Award due the Director in such Year. Unless determined otherwise by the Board, Stock Awards credited to a Director’s Stock Account shall vest on the first anniversary of the date the Stock Awards are granted and shall be forfeited in the event the Director incurs a Separation from Service prior to the applicable vesting date. Notwithstanding the foregoing, the Director’s Stock Account shall become fully vested in the event of the Director’s death and Disability (as defined in the Plan or the Program, whichever is more favorable to the Director) and in the event of a Change of Control (as defined in the Plan).

3.3.	The Company shall credit the Stock Account of each Director with the number of shares of Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Stock) payable on the number of shares of Stock represented in each Director’s Stock Account divided by the Fair Market Value on the dividend payment date (rounded down to the nearest whole share). Dividends payable in Stock will be credited to each Directors Stock Account in the form of the right to receive Stock and shall be subject to the same vesting provisions, if any, then applicable to the portion of the Stock Account which such dividends relate. If adjustments are made to the outstanding shares of Stock as a result of split- ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of shares of Stock credited to the Director’s Stock Account.

3.4.	The right to receive Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Stock unless and until shares of Stock have been issued to such person pursuant to Article IV or Article VI hereof.

3.5.	Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1.	Subject to Paragraph’s 4.2 and 6.3, distributions from the Director’s Stock Account shall be paid in a lump sum in Stock and the payment shall occur no later than thirty days following the first day of the month next following the event that causes the distribution pursuant to the Director’s election (made pursuant to Paragraph 2.2 of Article II hereof).

4.2.	Each Director shall have the right to designate one or more beneficiaries to succeed to his or her right to receive payments hereunder in the event of his or her death. Each designated beneficiary shall receive payments in the same manner as the Director if he or she had lived. In case of a failure of designation or the death of all designated beneficiaries without any designated successors, the balance of the amounts contained in the Director’s Stock Account shall be payable in a lump sum to the former Director’s estate in full no later than the end of the Year in which he or she dies, unless the Director’s death occurs in December, in which case the Stock Account will be paid no later than the end of the Year following the Year in which he or she dies. No beneficiary designation shall be valid unless it is in writing, signed by the Director and filed with the Vice President of Human Resources of the Company.

ARTICLE V

ADMINISTRATION

5.1.	The Company shall administer the Program at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties. The Program is intended to comply with Section 409A of the Internal Revenue Code and shall be administered and interpreted in accordance with such Section 409A and related Treasury guidance and Regulations.

5.2.	Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

ARTICLE VI

AMENDMENT OF PROGRAM; GOVERNING LAW; CHANGE OF CONTROL

6.1.	The Program may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment of any amounts previously credited to a Director’s Stock Account.

6.2.	The Program shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law.

6.3.	In the event of a Change of Control, all amounts contained in each Director’s Stock Account shall be fully vested and distributed in a lump sum on the date of such Change of Control.

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APPENDIX A

[Date]

Mr. Robert D. Novo
Vice President of Human Resources and
Environmental Health And Safety
GenTek Inc.
90 East Halsey Road
Parsippany, New Jersey 07054

Dear Mr. Novo:

          Pursuant to the GenTek Inc. Directors’ Deferred Compensation Program (the “Program”), I hereby elect to defer receipt of all or a portion of my Stock Awards (as defined in the Program) granted on or after November 1, 2007 and for succeeding Years in accordance with the percentages indicated below.

          I elect to have my Stock Awards credited as follows (fill in appropriate percentages for the two options):

               _______ %1 of the Stock Awards shall be credited to my Stock Account as provided for in the Program;

               _______ % of the Stock Awards shall not be deferred, but shall be granted to me directly as Restricted Stock.

          Vesting: As provided in the Program and unless determined otherwise by the Board, I understand that the Stock Awards credited to my Stock Account shall vest on the one year anniversary of the date of grant and shall be forfeited in the event I incur a Separation from Service prior to the applicable vesting date. Notwithstanding the foregoing, I understand that the Stock Awards shall become fully vested [in the event of my death, Disability or] in the event of a Change of Control.

          I hereby elect to begin receiving my vested Deferred Stock in accordance with the Program following the earlier of (check one or more):

               _______ The date I incur a Separation from Service (as defined in the Program).

               _______ The date I experience a Disability (as defined in the Program).

               _______ ___________ , ____ (insert month, day and year)

               _______ The ___ anniversary of the date of deferral

          I further understand that the Deferred Stock shall be paid in accordance with the Program and possibly earlier than my election above in connection with my death or a Change of Control (as defined in the Program).

[1]	Beginning in November 2007, the Stock Awards are scheduled to be payable in each November as $40,000 in restricted stock and such Stock Awards shall be subject to a one year vesting period.

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          In the event of my death prior to receipt of all or any amount of the balance of my Stock Account so accumulated, I designate the following one or more individuals as my beneficiary or beneficiaries to receive the funds so accumulated, but unpaid.

Very truly yours, [Name]
[Witness]

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